Exhibit 10.3

CVS Health Corporation

Management Incentive Plan

I.Objectives and Summary

CVS Health Corporation’s Management Incentive Plan (the “MIP”) is designed to reward incentive-eligible employees (“Eligible Participants”) of CVS Health Corporation and its subsidiaries (together, “the Company”) for their role in driving performance and to encourage Eligible Participants’ continued employment with the Company.  Funding for the payment of incentive awards will be based on actual results measured against pre-established financial goals.  The amount of each incentive award paid will be based on the performance of the Company and the performance of the individual Eligible Participant.

The MIP shall be administered by the Management Planning and Development Committee (the “Committee”) of the Board of Directors (the “Board”) under the provisions herein and of the 2010 Incentive Compensation Plan or any successor plan (the “ICP”), and the Committee may delegate to officers of CVS Health the authority to perform administrative functions of the MIP as the Committee may determine and may appoint officers and others to assist it in administering the MIP.

II.Plan Year

The MIP is a calendar year plan, which runs from January 1 to December 31(“Plan Year”).  All dates in this document occur during the current Plan Year unless otherwise stated.

III.Eligibility

A.	Eligibility for Participation

The Chief Executive Officer of CVS Health Corporation (“CEO”) or the CEO’s designee determines those employees who are eligible to participate in the MIP except as set forth in Section III.B, below.  In general, Eligible Participants include exempt employees who are not covered by any other incentive plans (including the Executive Incentive Plan) and who are employed on or before November 1 of the Plan Year.

The CEO may, for any reason and in his or her sole discretion, at any time during the Plan Year, determine an employee’s eligibility for participation in the MIP except as set forth in Section III.B.  Eligible Participants are subject to the terms and conditions relating to incentive awards set forth in the MIP.

B.	Section 162(m) Eligible Participants

The Committee shall determine the eligibility of employees who are or may be subject to Section 162(m) of the Internal Revenue Code (collectively, “Section 162(m) Eligible Participants”, whom will also be included in the term “Eligible Participants” unless otherwise noted).  Section 162(m) Eligible Participants shall be subject to the limitations required to comply with the provisions of Section 162(m).  Subject to the requirements of Section 162(m), the Committee shall retain sole discretion to determine a Section 162(m) Eligible Participant’s eligibility for an award, the target award, and the amount of the actual award.  In no event shall a Section 162(m) Eligible Participant’s award exceed the amount permitted by Section 162(m).

An employee who becomes a Section 162(m) Eligible Participant after January 1 of the Plan Year shall be eligible for an award under the MIP, only to the extent that such award does not violate the requirements of Section 162(m).

C.	Newly-Eligible Employees

The award, if any, to an Eligible Participant who became an Eligible Participant after the beginning of the Plan Year may be prorated based on the date of eligibility.

D.	Position Change

An employee who becomes an Eligible Participant on or before November 1 of the Plan Year as a result of a position change may be eligible for a prorated incentive award.  If a position change results in an employee becoming an Eligible Participant for part of the Plan Year and other incentives during other parts of the Plan Year, the employee may be eligible to receive a prorated award for the amount of time in each incentive eligible position, subject to the terms of each applicable incentive plan.  A position change from one MIP-eligible position to another MIP-eligible postion during the Plan Year does not result in a prorata award but rather an award funded on the base salary of the Eligible Participant on December 31 of the Plan Year and the individual award opportunity as of that date.

E.	Demotions

If a previously Eligible Participant is demoted to a non-incentive eligible position due to his or her violation of CVS Health policy or his or her performance, or if he or she voluntarily transfers to a non-incentive eligible position during the Plan Year, and is in the non-incentive eligible position on the last day of the Plan Year, he or she will not be eligible to earn an incentive award for the Plan Year under the MIP.

F.	Terminations

Unless otherwise stated in Section VII of the MIP, if an Eligible Participant’s employment terminates prior to March 1 following a Plan Year, he or she will not be eligible to receive an incentive award under the MIP for the most recently completed Plan Year.

G.	Rehires

Employees who are rehired as Eligible Participants on or before November 1 of the Plan Year may be eligible for a prorated incentive award.  For purposes of proration, credit will only be given for time worked during the Plan Year in incentive-eligible positions.

IV.MIP Funding

A.	Consolidated Company Funding

MIP funding is based on consolidated Company performance, measured by Earnings before Interest and Taxes (EBIT), and modified by performance measurements set forth in Exhibit A for a given Plan Year.  Achievement of the Company’s EBIT target and MIP modifiers will determine the total funding (the “Total Pool”) as described below.

1.	EBIT

EBIT may be adjusted by the financial adjustments as approved by the Committee prior to the end of the first fiscal quarter of the Plan Year (the “Financial Adjustments”).

If EBIT is below the minimum performance threshhold , no formulaic funding will be made available for incentive awards, regardless of MIP modifier metrics performance, and there shall be no incentive awards paid under the MIP.

B.	Total Pool Funding

After the minimum threshold for EBIT has been achieved, performance of MIP modifiers to target will be calculated for the Plan Year.  The Total Pool for all business units will be fully based (100%) on consolidated Company performance.

The CEO (or, as to Section 162(m) Eligible Participants, the Committee) may, for any reason and in his or her (or Its) sole discretion, adjust the funding of the Total Pool based on (a) input from senior Company executives regarding their assessment of the overall performance of the

Company; and (b)  assessment of the achievement of Plan Year performance goals.  In no case, however, can the CEO or the Committee increase Total Pool funding due solely to the results of the MIP modifiers.

C.	Individual Performance

The Total Pool will be available for award to Eligible Participants under the MIP, taking into account the individual contribution of each Eligible Participant.  The amount, if any, of the incentive award for an Eligible Participant shall be detemined in the sole discretion of the Company, which shall be final, binding and conclusive as to all parties having an interest therein.  The amount, if any, of the incentive award for a Section 162(m) Eligible Participant shall be determined in the sole discretion of the Committee, which shall be final, binding and conclusive as to all parties having an interest therein.

V.Earnings and Payout

A.	Timing

Incentive awards will be paid to Eligible Participants, as soon as administratively feasible following the date the Total Pool is determined and approved, but no later than March 15 of the calendar year immediately following the Plan Year.  Incentive payments under the MIP may be subject to garnishments and other state or federal requirements.

B.	Calculations

Calculations for full and partial awards will be based on each Eligible Participant’s annual base salary and individual target opportunity, as of the last day of the Plan Year.

For purposes of proration under the MIP and except as otherwise provided in Section VII of the MIP, calculations will be based on the number of days that the employee was an Eligible Participant in the MIP during the Plan Year.

C.	Award Opportunity

Individual target awards will be determined by position and may vary based on the Eligible Participant’s level in the organization.

D.	Obligation to Pay Out Percentage of Total Pool

Eligible Participants, as a group, have a right to receive an amount at least equal to the Total Pool, but no individual Eligible Participant shall be entitled to receive an award or any specific amount of the Total Pool.  In no event will the aggregate of the total awards paid from the MIP be less than 92.5% of the Total Pool.  To discourage unmerited litigation, any party or class asserting a challenge or claim against the Company under any provision of the MIP, including this Section V, shall bear their own costs relating to such challenge or claim, and if the challenge or claim is unsuccessful, such party or class shall reimburse the Company for all reasonable costs incurred by the Company in responding to such challenge or claim.

VI.Corrections to Incentive Awards

Any requested corrections to incentive award calculations, must be submitted by the Human Resources Business Partner (“HRBP”) to the Compensation Department, by April 15 of the calendar year immediately following the Plan Year.

VII.Eligible Participant Status

A.	Performance

Subject to the requirements of Section 162(m), the CEO or other designated executives have full discretion in determining the amount, if any, of an incentive awarded to an Eligible Participant, and the Participant’s individual performance throughout the Plan Year will be considered by the Company in the final determination of the Eligible Participant’s incentive award.

B.	Leaves of Absence

An Eligible Participant on a Company-approved leave of absence at any time during the Plan Year who remains employed in an eligible position as of the last day of the Plan Year will earn a prorated incentive award based on the number of days actively worked (including time compensated as vacation, myTime or Paid Time Off (“PTO”)) during the Plan Year, provided he or she meets all other eligibility criteria for an incentive award.

C.	Reduction in Force, Retirement and Death

1.  Reduction in Force

If an Eligible Participant is separated from employment by the Company during the Plan Year due to a reduction in force, he or she may be eligible, at the Company’s discretion, to receive a prorated incentive award based on the incentive targets in place immediately before the separation date, provided the Eligible Participant meets all other eligibility criteria for an incentive award.

2.  Retirement

If an Eligible Participant is at least age 55 and has a minimum of 10 years of service with CVS Health or a predecessor company/subsidiary or is at least age 60 and has a minimum of 5 years of service with CVS Health or a predecessor company/subsidiary and the Eligible Participant retires during the Plan Year, he/she may be eligible to receive a prorated incentive award based on the actual number of days worked during the Plan year and the incentive targets in place immediately before the termination date, provided he/she meets all other eligibility criteria for an incentive award.  Eligible Participants who do not meet the minimum retirement requirements under this Section VII at the time of retirement will not be eligible for an incentive award for the Plan Year.

3.  Death

In case of the death of an Eligible Participant, a prorated incentive award may be paid to the Eligible Participant’s spouse, if living; otherwise, in equal shares to surviving children of the Eligible Participant.  If there are no surviving children, the benefit shall be paid to the Eligible Participant’s estate.  The incentive award will be prorated based on the number of days the Eligible Participant worked during the Plan Year  and incentive targets in place immediately before the termination date.  The incentive award shall be paid as soon as administratively practicable, following the death of the Eligible Participant but no later than March 15 of the calendar year immediately following the Plan Year.

VIII.Miscellaneous

A. No Promise of Continued Employment

The MIP does not create an express or implied contract of employment between CVS Heath and an Eligible Participant.  Both CVS Health and the Eligible Participant retain the right to terminate the employment relationship at will, at any time and for any reason.

B.  Rights are Non-Assignable

Neither the Eligible Participant, nor any beneficiary, nor any other person shall have any right to assign, in whole or in part, the right to receive payments under the MIP.  Payments are non-assignable and non-transferable, whether voluntarily or involuntarily.

C.  Compliance with Applicable Law

An Eligible Participant must comply with all applicable state and federal laws and CVS Health policies to be eligible to receive an incentive award under the MIP.

CVS Health will comply with all applicable laws concerning incentive awards; the MIP and its administration are not intended to conflict with any applicable state or federal law.

D.  Change in Control

In the event of a change in control of CVS Health, as defined in the ICP, the MIP shall remain in force.  Any amendments, modifications, termination or dissolution of the MIP by the acquiring entity may only occur prospectively and will not affect incentive targets or awards or eligibility in place immediately before the date of the change in control or such later date as it may be modified or dissolved by the acquiring entity.

Provisions regarding the payment of annual incentive awards that are set forth in change in control agreements with Eligible Employees shall supersede those appearing in the MIP.

E.  Withholding

All required deductions will be withheld from the incentive awards prior to distribution.  This includes all applicable federal, state, or local taxes, as well as any eligible 401(k) deductions and deferred compensation contributions, as defined by the applicable plans.  Incentive awards that are deferred will be taxed according to applicable federal and state tax law.  Each Eligible Participant shall be solely responsible for any tax consequences of his or her award hereunder.

F.  MIP Amendment/Modification/Termination

CVS Health retains the right to amend, modify, or terminate the MIP at any time on or before the last day of the Plan Year for any reason, with or without notice to Eligible Participants, provided that no changes shall be made with respect to a Section 162(m) Eligible Participant that would not comply with the requirements of Section 162(m).

G.  MIP Interpretation

All inquiries with respect to the MIP and any requests for interpretation of any provision in the MIP must be submitted to the appropriate HRBP in writing.  Failure to submit a request for resolution of a dispute or question in writing within 30 days of distribution of the incentive award may result in a waiver of the Eligible Participant’s rights to dispute the MIP provision or amount of the incentive award.

Capitalized terms not otherwise defined herein shall have the meaning assigned to such defined term(s) in the ICP.  In the event of any conflict between the ICP and the MIP, the terms of the ICP shall govern.

H.  Recoupment of Incentive Awards

Each incentive award under the MIP shall be subject to the terms of the Company’s Recoupment Policy as it exists from time to time, which may require the Eligible Employee to immediately repay to the Company the value of any pre-tax economic benefit that he or she may derive from the MIP.

I.  Section 409A of the Internal Revenue Code

The Company intends that the MIP not violate any applicable provision of, or result in any additional tax or penalty under, Section 409A of the Code, as amended, and the regulations and guidance thereunder (collectively, “Section 409A”), and that to the extent any provisions of the Plan do not comply with Section 409A the Company will make such changes as it deems reasonable in order to comply with Section 409A.  Payments hereunder are intended to qualify as short-term deferral payments under Section 409A.  In all events, the provisions of CVS Health Corporation’s Universal 409A Definition Document are hereby incorporated by reference, and notwithstanding the any other provision of the Plan or any Award to the contrary, to the extent required to avoid a violation of the applicable rules under Section 409A by reason of Section 409A(a)(2)(B)(i) of the Code (requiring certain delays for “specified employees”), payment of any amounts subject to Section 409A shall be delayed until the first business day of the seventh (7th) month following the date of termination of employment.  For purposes of any provision of the Plan providing for the payment of any amounts or benefits in connection with a termination of employment, references to an Eligible Person’s “termination of employment” (and corollary terms) shall be construed to refer to the Eligible Person’s “separation from service” with the Company as determined under Section 409A.

J.  Restrictive Covenant Agreement

Any award pursuant to the MIP is expressly subject to and contingent upon the requirement that the Eligible Participant shall have fully executed and delivered to the Company a Restrictive Covenant Agreement; provided that the Company in its sole discretion may waive such requirement.  Any applicable agreement containing the restrictive covenants the Company requires in connection with this award is referred to herein as the “Restrictive Covenant Agreement”.

If the Company requires an Eligible Participant to execute and deliver a Restrictive Covenant Agreement in connection with any MIP award, the Company shall provide such Restrictive Covenant Agreement to the Eligible Participant and the Eligible Participant must execute and deliver such agreement by the deadline set forth by the Company.

The failure of an Eligible Participant to execute and return the Restrictive Covenant Agreement by the deadline set forth by the Company, if required, shall result in the immediate and irrevocable forfeiture of any MIP award.  This Section VIII.J of the MIP shall not constitute the Company’s exclusive remedy for Eligible Participant’s violation of the Restrictive Covenant Agreement.  The Company reserves all rights to seek all available legal or equitable remedies in the event of Eligible Participant’s violation or threatened violation of the Restrictive Covenant Agreement, including injunctive relief.

MIP Plan Document